UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 7, 2007 (Date of earliest event reported) Commission file number: 0-23329

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	56-1928817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A

Morrisville, North Carolina 27560

(Address of principal executive offices)

(Zip code)

(919) 468-0399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 7, 2007, Charles & Colvard, Ltd. (the “Company”) entered into an Amendment to the Exclusive Supply Agreement (the “Amendment”) with Norstel AB (“Norstel”), which amended the Exclusive Supply Agreement between the Company and Norstel effective as of February 14, 2005 (the “Supply Agreement,” which was filed with the Securities and Exchange Commission on February 17, 2005 as Exhibit 10.72 to the Current Report on Form 8-K).

Pursuant to the terms and conditions of the Supply Agreement, Norstel became a secondary source for SiC crystals. The initial term of the Supply Agreement was for three years and governed the supply of SiC crystals by Norstel to the Company. The Supply Agreement provides the Company with the exclusive right to purchase certain minimum quantities of SiC crystals from Norstel for the purpose of fabricating, distributing or selling faceted jewels. The Supply Agreement further provides that the Company will advance $400,000 to Norstel in the form of an interest-free loan that shall be used by Norstel towards the purchase, installation and operation of certain equipment. This loan was scheduled to be repaid beginning in December 2005 through a 35% reduction in the price for subsequent purchases of SiC crystals by the Company from Norstel. The Supply Agreement set forth a schedule for minimum purchase commitments of SiC crystals by the Company, which were scheduled to increase over the term of the Supply Agreement. The Supply Agreement provided the Company with an option to extend the term of the Supply Agreement for a four-year period following expiration of the initial term on February 28, 2008.

The Company and Norstel determined to enter into the Amendment due to an update of Norstel’s delivery schedule and capability. All terms and conditions of the Supply Agreement remain in full force and effect unless otherwise set forth in the Amendment. Pursuant to the Amendment, all of the original dates and time periods set forth in the Supply Agreement relating to the purchase and sale of SiC crystals by the Company were revoked unless otherwise stated in the Amendment. The Amendment extended the initial term of the Supply Agreement through December 31, 2009 and changed the remaining minimum purchase commitment for the Company. The Company’s new minimum purchase commitment continues until (i) the Company has purchased an aggregate amount of approximately $7.9 million of SiC crystals, or (ii) December 31, 2009, whichever occurs first. The Company and Norstel completed the first phase of the minimum purchase commitment prior to 2007, which resulted in an aggregate payment of $100,000 by the Company to Norstel with respect to SiC crystal research and development activities being conducted by Norstel. The Company’s minimum purchase commitment during 2007 is $1,600,000.

In addition, the Amendment provides that the $400,000 loan provided by the Company to Norstel pursuant to the Supply Agreement shall be repaid by implementation of a 20% reduction in the price for all purchases of SiC crystals from Norstel by the Company after January 1, 2007. Effective October 1, 2007, if the loan has not been repaid in full, the Company will receive a 35% reduction for subsequent purchases of SiC crystals from Norstel until the loan is repaid in full.

The description of the Amendment set forth in this Item 1.01 is a summary of the material terms of the Amendment and is qualified in its entirety by reference to the copy of the Amendment attached hereto as Exhibit 10.99.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.99	Amendment to Exclusive Supply Agreement, dated March 7, 2007, between Norstel AB and Charles & Colvard, Ltd.*

*	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Charles & Colvard, Ltd.

By:	/s/ James R. Braun
James R. Braun
Vice President of Finance & Chief Financial Officer

Date: March 13, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 10.99	Amendment to Exclusive Supply Agreement, dated March 7, 2007, between Norstel AB and Charles & Colvard, Ltd.*

*	Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.